Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Announces Record Date for Its Rights Offering to Shareholders

November 13, 2017	NASDAQ: SMIT

Portland, OR. – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced that the record date for its previously announced rights offering will be November 27, 2017.

The net proceeds from the rights offering, for which the Company has filed a registration statement with the Securities and Exchange Commission (the “SEC”), will be used for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across the Company’s three product lines. The subscription price and the subscription period have not yet been determined and will be included in the final prospectus that will be filed with the SEC.

The registration statement relating to the rights offering has been filed with the SEC but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, before the registration statement is declared effective. At that time, a copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 800-733-1121. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of any such jurisdiction.

About Schmitt Industries

Schmitt Industries, Inc., an Oregon corporation, designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE:

2765 NW NICOLAI ST. ● PORTLAND, OREGON 97210 ● 503/227-7908 ● FAX 503/223-1258